Exhibit 99.54

JOHNSON OUTDOORS INC.

RESTATEMENT OF

CLASS B COMMON STOCK

VOTING TRUST AGREEMENT

INDEX OF DEFINED TERMS

Page

Agreement	1
Amendment Date	1
Bona Fide Offer to Purchase	2
Book Value	2
Class B Common Shares	2
Closing Date	13
Committee	20
Corporation	1, 19
Corporation Permitted Transferee	2
Depository	1
Descendants	2
Existing Members	1
Fair Market Value	12
Family Business Asset	26
Family Companies	27
Family Group	21
First Notice	7
Fourth Notice	9
Fourth Round Excess Share	10
Fourth Round Excess Units	10
Fourth Round Foregone Units	10
Fourth Round Proportionate Share	10
Fourth Round Units	9
G5 Family	3
G5 Person	3
Involuntary Transfer	11
Non-Family Member	23
Original Agreement	1
Permitted Transferee	3
Round Four	9
Round One	6
Round Three	9
Round Two	7
Second Notice	7
Second Round Excess Share	8
Second Round Excess Units	8
Second Round Foregone Units	8
Second Round Proportionate Share	8
Second Round Units	7
Section 303 Amount	14
Shareholder	1
Stock	19

Page

Such Questioned Person	27
Third Notice	9
Third Round Units	9
Tie	25
Transfer	4
Transferor	4
Trustee	29
Unit	4
Voting Stock	19
Voting Trust Certificate	2
Voting Trust Unit Holder	4

AMENDED AND RESTATED VOTING TRUST AGREEMENT

This AMENDED AND RESTATED VOTING TRUST AGREEMENT (“Agreement”) is made at Racine, Wisconsin on December 10, 2007 (the “Amendment Date”) by and among Helen P. Johnson-Leipold, as Voting Trustee, Johnson Outdoors Inc. (f/k/a Johnson Worldwide Associates, Inc.), a Wisconsin corporation (the “Corporation”), the undersigned shareholders of the Corporation (the “Shareholders”), and Johnson Bank (f/k/a Johnson Heritage Trust Company), a Wisconsin corporation, as depository (“Depository”);

WHEREAS, the Depository, the Corporation and certain of the Shareholders (the “Existing Members”) are parties to that certain Voting Trust Agreement, dated as of December 30, 1993, as amended and restated through the date hereof (the “Original Agreement”);

WHEREAS, the Voting Trustee has consented to act under this agreement for the purposes herein provided; and

WHEREAS, in accordance with paragraph 18 of the Original Agreement the undersigned Shareholders wish to act by unanimous written consent, rather than through a special meeting of Voting Trust Unit Holders, to effect the amendment and restatement of the Original Agreement hereby.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and the foregoing premises, and for other good and valuable consideration, it is agreed as follows:

1.             PURPOSE

This Voting Trust is created by the Shareholders to protect and promote their mutual interests and those of the Corporation, by lodging certain voting authority with the Voting Trustee and to thereby protect and promote those interests in the Corporation; to obtain competent, professional, effective management of the Corporation in that individual or in those individuals having managerial and business experience, knowledge of the Corporation and its constituent businesses, and leadership and executive ability; and to give such individual or individuals assurance of the unified support of the parties hereto. To aid in achieving these ends, and to provide the framework for continuity of management, the Shareholders are joining together to create this Voting Trust and are granting to the Voting Trustee certain powers and prerogatives regarding certain aspects of the voting of their shares. It is the intention of the Shareholders, and this Agreement is and shall be at all times subject to the continuing acceptance by the Voting Trustee and his or her successors of this principle, that the Voting Trustee and his or her successors will at all times, in the reasonable exercise of the powers and authority derived herefrom, act in the best interests of the Corporation and of the parties hereto and their respective successors in interest and transferees, with a view toward preserving the relationship, both as to their traditional ownership and their ongoing economic interest between such parties and the business or businesses now being conducted by or through the Corporation, or which shall be conducted in the future by the Corporation, or by its affiliates or successors in interest.

2.             VOTING TRUST CERTIFICATES OF BENEFICIAL INTEREST

The Voting Trustee agrees with the Shareholders and with each and every holder of certificates representing Units issued hereunder (each, a “Voting Trust Certificate”) as hereinafter provided that from time to time upon request the Voting Trustee will cause to be issued to the Shareholders, or upon their order and in respect of all shares so transferred, the Voting Trust Certificates in substantially the form set forth in Exhibit A hereto.

3.             AGREEMENT

Copies of this Agreement, including the names and addresses of all owners of Units hereunder and the number of shares transferred by each to the Voting Trust, and of every agreement supplemental hereto or amendatory hereof, shall be filed in the principal office of the Corporation and with the office of record of the Depository and shall be open to the inspection of any shareholder of the Corporation daily during business hours to the extent and in the same manner the shareholder list of the corporation is open to inspection. All Voting Trust Certificates shall be issued, received and held subject to all the terms of this Agreement. Every person, trust, firm or corporation entitled to receive Voting Trust Certificates representing Units, and their transferees and assignees, upon executing a counterpart of this Agreement and accepting the Voting Trust Certificates issued hereunder, shall be bound by the provisions of this Agreement.

4.             DEFINITIONS

The terms used in this Agreement shall have the following meaning, unless the context in which they are used clearly indicates otherwise.

A.            “Bona Fide Offer to Purchase” means a written offer received by a Voting Trust Unit Holder to purchase at an arm’s length price one or more Units owned by or registered in the name of the Voting Trust Unit Holder.

B.            “Book Value” means the book value of the Corporation calculated by the firm of accountants regularly employed to audit the books of the Corporation in accordance with U.S. generally accepted accounting principles applied on a consistent basis as of the end of the most recent calendar quarter preceding the occurrence of an event requiring a calculation of book value.

C.            “Class B Common Shares” means shares of Class B common stock of the Corporation.

D.            “Corporation Permitted Transferee” means with respect to the Transfer of Units, a transferee who is also a permitted transferee as defined under the Corporation’s articles of incorporation.

E.             “Descendants” of a person means his or her respective lineal descendants including adopted persons.

F.             “G5 Person” means S. Curtis Johnson, Helen Johnson-Leipold, H. Fisk Johnson or Winifred Johnson Marquart, who as a group may be referred to as “G5 Persons.”

G.            “G5 Family” means:

(1)           One G5 Person, whether living or deceased, and the Descendants of such G5 Person;

(2)           A trust (including a voting trust) for the primary benefit of (a) such G5 Person, (b) one or more Descendants of such G5 Person, or (c) a spouse of such G5 Person or a spouse of a Descendant of such G5 Person where such spouse has only a lifetime income interest and no power to dispose of the remainder of the trust other than to or for Descendants of such G5 Person;

(3)           An executor or personal representative of a deceased person described in subparagraph (1) above or a guardian of a disabled or incompetent person described in subparagraph (1) above, in his or her capacity as such;

(4)           A corporation, limited liability company or a partnership provided that all of the voting power and all of the value of the equity ownership of such corporation, limited liability company or partnership is owned by or for the benefit of one or more persons or entities described in subparagraphs (1), (2) or (3) above;

(5)           A bank or other lender solely for purposes of securing a loan provided that such bank or other lender agrees in writing to hold such pledged units subject to the terms, provisions and options granted in this Agreement.

The determination of whether an individual or entity is a member of a G5 Family and in which G5 Family an individual or entity is classified shall be made by the Voting Trustee and, if made in good faith, shall be final and bind all parties.

H.            “Permitted Transferee” means the following, provided in each instance that such transferee, other than the Corporation or its wholly owned subsidiary, is also a Corporation Permitted Transferee, agrees to become a Voting Trust Unit Holder bound by the provisions of this Agreement by executing a counterpart of this Agreement or, if already a Voting Trust Unit Holder, agrees in writing that the Units to be Transferred shall continue to be subject to all of the provisions of this Agreement:

(1)           In the case of a proposed Transfer by a Voting Trust Unit Holder who or which is a member of a G5 Family, “Permitted Transferee” means (a) the Corporation or a wholly owned subsidiary of the Corporation, (b) Imogene P. Johnson, and (c) any or all members of the G5 Family of which the Voting Trust Unit Holder proposing to make a Transfer is a member;

(2)           In the case of Imogene P. Johnson, “Permitted Transferee” means (a) the Corporation or a wholly owned subsidiary of the Corporation, (b) a trust for the primary benefit of Imogene P. Johnson, and (c) any or all of the members of any or all of the G5 Families;

(3)           In the case of a Voting Trust Unit Holder which is a trust and which is not a member of a G5 Family (including without limitation a trust for the benefit of members of more than one G5 Family), “Permitted Transferee” means (a) any successor trustee or trustees, (b) the Corporation or a wholly owned subsidiary of the Corporation, (c) any current or remainder beneficiary of such trust, and (d) in the case of an exercise of a power of appointment, any appointee who is a current or remainder beneficiary of such trust.

(4)           In the case of a Voting Trust Unit Holder which is a corporation, limited liability company, or a partnership and which is not a member of a G5 Family (including without limitation a corporation, limited liability company or partnership the shareholders, partners or members of which are members of more than one G5 Family), “Permitted Transferee” means (a) the Corporation or a wholly owned subsidiary of the Corporation, and (b) any shareholder, member or partner, as the case may be.

I.              A trust is for the “primary benefit” of a person if no distribution can be made to a person other than such person, one or more members of such person’s G5 Family or a spouse of a member of such person’s G5 Family while any member of that person’s G5 Family or a spouse of a member of that person’s G5 Family is living. A power to appoint trust property to a person or entity other than those persons described in the preceding sentence will not disqualify the trust as a trust for the benefit of such person.

J.             “Transfer” means, as to any Voting Trust Unit Holder, any disposition of Units, including, but not limited to, any voluntary sale, exchange, gift, bequest, distribution, exercise of a power of appointment, assignment, pledge, composition with creditors, filing of a voluntary petition in bankruptcy, or an assignment for the benefit of creditors. If a Voting Trust Unit Holder ceases to be described as, or ceases to function as, a Permitted Transferee, the Transfer or other event, act or condition which results in such cessation shall be deemed a Transfer within the meaning of this subparagraph. Transfer shall also include any Involuntary Transfer (defined below). The foregoing notwithstanding, the acquisition of an interest in Units by a spouse by virtue of the application of marital or community property principles shall not be deemed a Transfer for purposes of this Agreement, but only so long as both (i) all such Units continue to be registered in the name of the Voting Trust Unit Holder and (ii) the Voting Trust Unit Holder maintains full management and control over all of such Units.

K.            “Transferor” means a Voting Trust Unit Holder proposing to make a Transfer.

L.             “Unit” means a unit of beneficial interest in this Voting Trust represented by a certificate or certificates issued under this Agreement equal to the number of Class B Common Shares deposited by a Shareholder.

M.           “Voting Trust Unit Holder” means any initial party to this Agreement, or any party who subsequently becomes a party to this Agreement including a Permitted Transferee, defined above, by depositing Class B Common Shares with the Depository, executing a counterpart of this Agreement and receiving Voting Trust Units in exchange for such stock.

5.             TRANSFERS AND RECORD OWNERSHIP

A.            Record Ownership. Any holder of Class B Common Shares who is a member of a G5 Family, or a Permitted Transferee of such holder, may become a Voting Trust Unit Holder under this Agreement by:  (1) transferring to the Voting Trustee Class B Common Shares held by such shareholder and delivering to the Depository, as agent of the Voting Trustee, the certificates for such shares, duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof in blank duly executed and in every case properly stamped for transfer, if so required by the Voting Trustee, and their accepting in respect thereof of a Voting Trust Certificate or Certificates issued under this Agreement equal to the number of such shares deposited by the shareholder; and (2) executing a counterpart of this Agreement. All such shares of the Corporation so transferred to the Voting Trustee shall be from time to time registered in the name of such Voting Trustee or Voting Trustees. Any member of a G5 Family, or a Permitted Transferee of such shareholder, may at any time deposit additional certificates representing shares of Class B common stock of the Corporation with the Voting Trustee, but no shareholder shall be required to deposit certificates for any or all of his or her stock unless otherwise herein provided.

B.            Transfers in General. The Voting Trust Unit Holders and their Permitted Transferees grant to Voting Trust Unit Holders who are also Corporation Permitted Transferees an option to purchase Units at the time or times, in the manner and at the price hereinafter provided. No Voting Trust Unit Holder shall Transfer any Units unless such Voting Trust Unit Holder or his or her legal representative shall give written notice at the time or times and in the manner hereafter provided, and the other Voting Trust Unit Holders who are also Corporation Permitted Transferees have had the opportunity, other than in the case of a Transfer to a Permitted Transferee, to exercise the options to purchase discussed below, or have waived such options in writing. The options granted herein shall apply to Units now owned by or subsequently issued to Voting Trust Unit Holders, or acquired by them in any manner.

C.            Transfers to Permitted Transferees. In the event a Voting Trust Unit Holder proposes to make a Transfer to a Permitted Transferee, the Transferor shall give notice of such proposed Transfer to the Voting Trustee and to the G5 Person who is a member of the Transferor’s G5 Family, if such G5 Person then is legally competent, otherwise to each legally competent G5 Person, at least 30 days prior to the date upon which the proposed Transfer is to be made. Such notice shall include the name and address of the proposed transferee, the number of Units to be Transferred, the terms of the Transfer, the consideration for the Transfer, if any, and the exemption claimed under subparagraph 4.H above. However, the Voting Trustee in the Voting Trustee’s sole discretion may waive the notice otherwise required under this subparagraph 5.C to the Voting Trustee and to any or all of the G5 Persons if the Voting Trustee has determined that there is no question that the proposed Transfer is to a Permitted Transferee.

(1)           The Voting Trustee shall determine whether or not a proposed Transfer is to a Permitted Transferee and may obtain such executed counterparts of this Agreement or such relevant documents or written undertakings as may be relevant to such determination. In making such determination the Voting Trustee may rely upon such authority, precedent, opinion and advice as he or she deems necessary and appropriate under the circumstances. In addition, upon his or her reasonable request, the Voting

Trustee shall be given access to such documents or other information he or she deems necessary and relevant to his or her making a determination. The Voting Trustee shall give notice of his or her determination to the Transferor within the 30-day period referred to above or, if no notice of such determination is given within such 30-day period, the Voting Trustee shall be deemed to have determined that the proposed transferee is a Permitted Transferee. The good faith determination of the Voting Trustee shall be binding on all parties hereto.

(2)           If the Voting Trustee initially determines that the proposed Transfer is to a Permitted Transferee, but it is later determined that the transferee of such Transfer is in fact not a Permitted Transferee, the Transfer shall be void, ab initio.

(3)           If the Voting Trustee determines that the proposed Transfer is not to a Permitted Transferee, the Transferor may, within five days from the date of notice of such determination, withdraw the proposed Transfer. If the Voting Trustee does not withdraw the proposed Transfer within such five day period, the Voting Trustee shall deliver the appropriate notices commencing the initial 30-day period in which to exercise options to purchase in the manner and sequence provided in subparagraph 5.D below.

(4)           All extraordinary expense incurred by the Voting Trustee under this subparagraph 5.C shall be the responsibility of the Voting Trust Unit Holder proposing to make a Transfer.

D.            Proposed Transfers to Non-Permitted Transferees. Upon any proposed Transfer of Units other than to a Permitted Transferee, including a proposed Transfer pursuant to a Bona Fide Offer to Purchase, the Transferor shall first offer such Units to the Voting Trust Unit Holders (other than the Transferor) as provided in this subparagraph 5.D.

(1)           Procedure Based on Identity of the Transferor. If the Transferor is a member of a G5 Family other than a G5 Person, the option to purchase the Units proposed to be Transferred shall commence with Round One as described in subparagraph 5.D(2) below. If the Transferor is a G5 Person, such G5 Person shall give notice of the proposed Transfer in accordance with the provisions of subparagraph 5.F below to the Voting Trustee and the option to purchase the Units proposed to be Transferred shall commence with Round Two as described in subparagraph 5.D(3) below. If the Transferor is not a member of a G5 Family, such Transferor shall give notice of the proposed Transfer in accordance with the provisions of subparagraph 5.F below to the Voting Trustee and the option to purchase the Units proposed to be Transferred shall commence with Round Three as described in subparagraph 5.D(4) below.

(2)           “Round One”. If the Voting Trust Unit Holder proposing to make a Transfer other than to a Permitted Transferee is a member of a G5 Family other than a G5 Person, such Voting Trust Unit Holder shall give notice (in accordance with the provisions of subparagraph 5.F below) to the Voting Trustee and to the G5 Person who is a member of the Transferor’s G5 Family, provided if such G5 Person is not legally competent on the date of such notice, then the notice required hereunder shall be given to

Imogene P. Johnson, if then legally competent, and to each legally competent G5 Person; provided, however, if a G5 Person is not legally competent, such G5 Person’s notice shall instead be provided to each legally competent child of such G5 Person, if any (the “First Notice”).

(a)           If the G5 Person who is a member of the Transferor’s G5 Family receives a First Notice, then within 30 days after the date of the First Notice, such G5 Person shall have the right to purchase any or all of the Units proposed to be Transferred upon written notice to the Voting Trustee and the Transferor. A G5 Person may assign the right to purchase units pursuant to this subparagraph 5.D(2)(a) to one or more members of such G5 Person’s G5 Family by written notice to the Voting Trustee, the Transferor and the assignee or assignees. If the G5 Person assigns his or her right, the assignee or assignees will have 30 days following the date of the G5 Person’s notice of assignment to purchase any or all Units subject to the assignment by indicating in writing delivered to the Voting Trustee the number of Units the assignee intends to purchase, if any.

(b)           If the G5 Person who is a member of the Transferor’s G5 Family is not legally competent to receive the First Notice, then the Committee may be convened as described in paragraph 12 below for the purpose of assigning the option to purchase the Units proposed to be Transferred to one or more members of the Transferor’s G5 Family. If the Committee is convened and assigns the option to purchase to one or more members of the Transferor’s G5 Family, the Committee shall deliver notice of such assignment to such assignee or assignees within two days following the meeting of the Committee and the assignee or assignees shall have 30 days from the date of such notice of assignment to exercise their option to purchase any or all of the shares subject to the assignment by indicating in writing delivered to the Voting Trustee the number of Units each such Voting Trust Unit Holder intends to purchase, if any.

(3)           “Round Two”. If (i) the Voting Trust Unit Holder proposing to make a Transfer is a G5 Person, or (ii) an option to purchase pursuant to subparagraph 5.D(2) above is not exercised with respect to all of the Units proposed to be Transferred, the Voting Trustee shall give notice (the “Second Notice”) to all Voting Trust Unit Holders who are members of the Transferor’s G5 Family within five days after the earlier of (A) receipt of notice pursuant to 5.D(1) above from a Transferor who is a G5 Person, (B) the expiration of the period in which the Committee can be convened if the Committee is not convened pursuant to subparagraph 5.D(2)(b) above, (C) the date the Committee is convened pursuant to subparagraph 5.D(2)(b) above if the Committee convenes but does not assign the right to exercise options, and (D) the expiration of the period in which the assignee or assignees, if any, may exercise their options to purchase pursuant to subparagraph 5.D(2)(b) above. In addition to the requirements described in subparagraph 5.F below, the Second Notice shall include the names of the purchasers who elected to purchase Units pursuant to subparagraph 5.D(2) above, if any, the number of Units that each such purchaser elected to purchase and the number of such Units that were not purchased pursuant to subparagraph 5.D(2) above (the “Second Round Units”).

(a)           Within 30 days after the date of the Second Notice, the Voting Trust Unit Holders who are entitled to the Second Notice shall have the right to purchase any or all of the Second Round Units by written notice to the Voting Trustee of the number of Units each such Voting Trust Unit Holder intends to purchase, if any.

(b)           If the Voting Trust Unit Holders purchasing Units pursuant to this subparagraph 5.D(3) in the aggregate indicate an intention to purchase more Units than there are available Second Round Units, then each Voting Trust Unit Holder may purchase up to its Second Round Proportionate Share (defined below) and its Second Round Excess Share (defined below), if any. The Voting Trustee within 35 days after the date of the Second Notice shall apportion the Second Round Excess Units among the Voting Trust Unit Holders who have indicated an intention to purchase more Units than their respective Second Round Proportionate Share as described below.

(c)           The Voting Trustee shall compute the “Second Round Proportionate Share” by multiplying the Second Round Units by a fraction, the numerator of which is the total number of Units then held by the Voting Trust Unit Holder proposing to purchase Units and the denominator of which is the total number of Units held by all Voting Trust Unit Holders who are members of the Transferor’s G5 Family and who have delivered to the Voting Trustee a written intention to purchase Units in such case.

(d)           Second Round Excess Units are Units resulting from a Voting Trust Unit Holder’s desire to purchase fewer Units than that Voting Trust Unit Holder’s Second Round Proportionate Share. “Second Round Excess Units” means the aggregate amount of Second Round Foregone Units. “Second Round Foregone Units” shall equal, for each Voting Trust Unit Holder who indicated an intention to purchase fewer Units than such Voting Trust Unit Holder’s Proportionate Share, such Voting Trust Unit Holder’s Proportionate Share less the number of Second Round Units such Voting Trust Unit Holder indicated its intention to purchase pursuant to subparagraph 5.D(3)(a) above.

(e)           After computing the Second Round Proportionate Share and the Second Round Excess Units, the Voting Trustee shall compute the “Second Round Excess Share” of each Voting Trust Unit Holder who has indicated an intention to purchase more than its Second Round Proportionate Share by applying to the Second Round Excess Units a fraction, the numerator of which is the total number of Units then held by an acquiring Voting Trust Unit Holder who has indicated an intention to purchase more than his or her Second Round Proportionate Share, and the denominator of which is the total number of Units held by all Voting Trust Unit Holders who are members of the Transferor’s G5 Family and have delivered to the Voting Trustee a written intention to purchase more than his or her Second Round Proportionate Share.

(f)            Fractions shall be rounded upward or downward in the discretion of the Voting Trustee.

(4)           “Round Three”. If (i) the Voting Trust Unit Holder proposing to make a Transfer is not a member of a G5 Family or (ii) if all of the Units proposed to be Transferred are not otherwise purchased pursuant to subparagraphs 5.D(2) and 5.D(3) above, the Voting Trustee shall give notice (the “Third Notice”) to Imogene P. Johnson, if then legally competent, and to each legally competent G5 Person within 35 days after the earlier of (A) receipt of notice pursuant to 5.D(1) above from a Transferor who is not a member of a G5 Family, or (B) the date of the Second Notice; provided, however, if a G5 Person is not then legally competent, such G5 Person’s notice shall instead be provided to each legally competent child of such G5 Person. In addition to the requirements described in subparagraph 5.F below, the Third Notice shall include the names of the purchasers who elected to purchase Units pursuant to subparagraphs 5.D(2) and 5.D(3) above, if any, the number of Units that each such purchaser elected to purchase, and the number of such Units that the Voting Trust Unit Holders described in subparagraphs 5.D(2) and 5.D(3) above did not elect to purchase (the “Third Round Units”). The Committee may be convened as described in paragraph 12 below for the purpose of assigning the option to purchase the Third Round Units to one or more members of one or more G5 Families other than the Transferor’s G5 Family (if the Transferor is a member of a G5 Family). If the Committee is convened and assigns the option to purchase, the Committee shall deliver notice of such assignment to the assignee or assignees within two days following the meeting of the Committee and the assignee or assignees of the option to purchase shall have 30 days from the date of such notice to exercise their option to purchase any or all of the shares subject to the assignment by indicating in writing delivered to the Voting Trustee the number of Units each such Voting Trust Unit Holder intends to purchase, if any.

(5)           “Round Four”. If the option to purchase is not assigned pursuant to subparagraph 5.D(4) above, or if the assignees described in subparagraph 5.D(4) above, if any, do not elect to purchase all of the Units proposed to be Transferred, the Voting Trustee shall give notice (the “Fourth Notice”) to all Voting Trust Unit Holders other than members of the Transferor’s G5 Family (if the Transferor is a member of a G5 Family) within five days after the earlier of (A) the expiration of the period in which the Committee can be convened if the Committee is not convened pursuant to subparagraph 5.D(4) above, (B) the date the Committee is convened pursuant to subparagraph 5.D(4) above if the Committee convenes but does not assign the right to exercise options, and (C) the expiration of the period in which the assignee or assignees, if any, may exercise their options to purchase pursuant to subparagraph 5.D(4) above. In addition to the requirements described in subparagraph 5.F below, the Fourth Notice shall include the names of the purchasers described in subparagraphs 5.D(2), (3) and (4) above who elected to purchase Units, if any, the number of Units that each such purchaser elected to purchase and the number of such Units that were not purchased after application of the above provisions of this subparagraph 5.D (the “Fourth Round Units”).

(a)           Within 30 days after the date of the Fourth Notice, the Voting Trust Unit Holders who are entitled to receive the Fourth Notice shall have the right to purchase any or all of the Fourth Round Units by written notice to the Voting Trustee of the number of Units each such Voting Trust Unit Holder intends to purchase, if any.

(b)           If Voting Trust Unit Holders purchasing Units pursuant to this subparagraph 5.D(5) in the aggregate indicate an intention to purchase more Units than there are available Fourth Round Units, then each Voting Trust Unit Holder may purchase up to its Fourth Round Proportionate Share (defined below) and its Fourth Round Excess Share (defined below), if any. The Voting Trustee within 35 days after the date of the Fourth Notice shall apportion the Fourth Round Excess Units among the Voting Trust Unit Holders who have indicated an intention to purchase more Units than their respective Fourth Round Proportionate Share as described below.

(c)           The Voting Trustee shall compute the “Fourth Round Proportionate Share” by multiplying the Fourth Round Units by a fraction, the numerator of which is the total number of Units then held by the Voting Trust Unit Holder proposing to purchase Units and the denominator of which is the total number of Units held by all Voting Trust Unit Holders who are not members of the Transferor’s G5 Family and who have delivered to the Voting Trustee a written intention to purchase Units in such case.

(d)           Fourth Round Excess Units are Units resulting from a Voting Trust Unit Holder’s desire to purchase fewer Units than that Voting Trust Unit Holder’s Fourth Round Proportionate Share. “Fourth Round Excess Units” means the aggregate amount of Fourth Round Foregone Units. “Fourth Round Foregone Units” shall equal, for each Voting Trust Unit Holder who indicated an intention to purchase fewer Units than such Voting Trust Unit Holder’s Fourth Round Proportionate Share, such Voting Trust Unit Holder’s Fourth Round Proportionate Share less the number of Fourth Round Units such Voting Trust Unit Holder indicated its intention to purchase pursuant to subparagraph 5.D(5)(a) above.

(e)           After computing the Fourth Round Proportionate Share and the Fourth Round Excess Units, the Voting Trustee shall compute the “Fourth Round Excess Share” of each Voting Trust Unit Holder who has indicated an intention to purchase more than its Fourth Round Proportionate Share by multiplying the Fourth Round Excess Units by a fraction, the numerator of which is the total number of Units then held by an acquiring Voting Trust Unit Holder who has indicated an intention to purchase more than his or her Fourth Round Proportionate Share, and the denominator of which is the total number of Units held by all Voting Trust Unit Holders who are not members of the Transferor’s G5 Family and have delivered to the Voting Trustee a written intention to purchase more than his or her Fourth Round Proportionate Share.

(f)            Fractions shall be rounded upward or downward in the discretion of the Voting Trustee.

(6)           Effect of Nonexercise of Options. Any Units not purchased pursuant to the above provisions of this subparagraph 5.D may be Transferred pursuant to the terms set forth in the First Notice, free of the options granted above, provided that the Transfer occurs within 30 days after expiration or waiver of the last applicable option and upon the terms and conditions set forth in the notice delivered in accordance with subparagraph 5.F below. Upon acceptance of the Units so Transferred, the transferee automatically shall become a party to this Agreement and shall be bound hereunder.

(7)           Coordination with Corporation Articles and By-Laws. Despite the foregoing provisions of this paragraph 5.D, only Voting Trust Unit Holders who are also described as permitted transferees under the articles of incorporation and by-laws of the Corporation shall be considered Voting Trust Unit Holders for the purpose of the options to purchase described above.

(8)           Purchase Price. The purchase price for Units proposed to be Transferred shall be the fair market value of the Units, determined as described in subparagraph 5.G below.

E.             Involuntary Transfers. An “Involuntary Transfer” shall include, but not be limited to, a transfer to the trustee of a Voting Trust Unit Holder’s bankruptcy estate under federal law, a transfer to a Voting Trust Unit Holder as debtor in possession, a transfer to the receiver of a Voting Trust Unit Holder’s estate appointed under applicable state law, a transfer to a former spouse in dissolution of marriage proceedings, a sale to satisfy a tax lien, an execution to satisfy a judgment and a transfer compelled by a court or other authority.

(1)           Applicability of Options. Upon any purported Involuntary Transfer of Units by a Voting Trust Unit Holder, notice shall be given as provided in subparagraph 5.D and options to purchase shall arise in the manner and sequence set forth therein. Should the Transferor’s initial notice to the Voting Trustee and certain other individuals, as described above, for any reason not be given by the Transferring Transferor, then the Voting Trustee, upon receipt of Units held by a Voting Trust Unit Holder for Transfer, shall give notice to the Voting Trust Unit Holders as provided in subparagraph 5.D above and options to purchase shall arise pursuant to the procedure set forth in subparagraph 5.D above. For purposes of implementing this subparagraph 5.E, each Voting Trust Unit Holder designates the Voting Trustee its agent and authorizes the Voting Trustee to give such notices, effect such Transfers and remit such proceeds as may be necessary to effect the provisions of this subparagraph 5.E(1). Transfers not in accordance with the terms of this subparagraph 5.E shall be void, ab initio.

(2)           Special Application. If, under any bankruptcy, debtor relief or similar law, any option to purchase Units afforded a Voting Trust Unit Holder under this Agreement is voided or declared unenforceable by any court of competent jurisdiction, options to purchase shall arise pursuant to the procedure set forth in subparagraph 5.D above upon any purported or proposed Transfer of Units issued hereunder by any trustee, receiver, conservator, liquidator, guardian or other transferee of the Voting Trust Unit Holder. Units shall be purchased in the exercise of such options at the same price and upon such terms as the Units proposed to be sold by such trustee, receiver, conservator, liquidator, guardian or other transferee who, solely for purposes of subparagraph 5.D above, shall be deemed to belong to the G5 Family of his or her prior transferee.

F.             Notice. Whenever notice is required to be given to the Voting Trustee or one or more Voting Trust Unit Holders pursuant to the foregoing provisions of this Article, such notice shall include the name and address of the proposed transferee, if any, the number of Units proposed to be Transferred, the purchase price, form of payment and other terms of the proposed Transfer, including copies of any documentation related to the proposed Transfer.

G.            Fair Market Value. For purposes of this Agreement, “Fair Market Value” of Units proposed to be Transferred shall be the price specified in a Bona Fide Offer to Purchase, if any, otherwise the most recently quoted price of a share of Class A common stock of the Corporation on a recognized securities exchange or through NASDAQ, if any, otherwise the book value of such Units. The foregoing notwithstanding, if a Voting Trust Unit Holder proposing to make a Transfer reasonably believes that the book value is less than fair market value, or if a Voting Trust Unit Holder exercising an option to purchase reasonably believes that the book value is greater than fair market value, then any such party or parties can demand by written notice to the other parties an appraisal of the Units proposed to be Transferred at the book value, pursuant to the procedure set forth below. Notice of request for an appraisal shall be in writing delivered prior to the closing (defined below) to all other parties to the proposed transaction and to the Voting Trustee.

(1)           Selection of Appraiser. The Transferor and the purchasing Voting Trust Unit Holder or Voting Trust Unit Holders shall first attempt to agree upon an appraiser of the Units. If they cannot agree unanimously within five days from the date the notice referred to in subparagraph 5.G above is given, the Voting Trustee shall select an appraiser after consultation with the chief financial officer of the Corporation.

(a)           The appraiser thus selected shall, upon his request, be provided by the Corporation, or by the Voting Trust Unit Holders requesting the appraisal, with information reasonably needed to make a complete and informed appraisal of the Units. The appraiser shall keep all such information in strict confidence, and shall submit his or her appraisal within twenty days from the date of his selection.

(b)           The appraisal shall be in writing and shall state a fair market value for the Units which are the subject of the appraisal. The fair market value thus determined shall be binding upon the party or parties requesting an appraisal, and upon the party or parties purchasing from or selling Units to such party or parties.

(2)           Appraised Value. If the fair market value determined by the appraisal differs from the fair market value determined under subparagraph 5.G above, then the parties purchasing or selling to whom the appraisal pertains shall make an appropriate adjustment in the purchase price. If the appraisal price is greater than the fair market value determined under subparagraph 5.G above, those Voting Trust Unit Holders purchasing Units shall pay to that or those Voting Trust Unit Holders selling Units their proportionate share or shares of such difference. If the appraisal price is less than the fair market value determined under subparagraph 5.G above, those Voting Trust Unit Holders selling Units shall promptly return such difference proportionately to those Voting Trust Unit Holders purchasing such Units. In either event, all amounts transferred as an adjustment hereunder shall bear interest calculated at the federal short term rate published by the Department of the Treasury (or any successor rate published by the Department of the Treasury used to determine the income and gift tax consequences arising from certain low-interest and interest free loans) for the month in which a closing takes place, compounded semi-annually, calculated from the closing date (defined below) to the date such adjustment is made.

(3)           Cost of Appraisal. The cost of an appraisal pursuant to the terms and provisions of this subparagraph 5.G shall be borne as follows:

(a)           If both a selling and purchasing party or parties request an appraisal, its cost shall be borne one-half by the seller and one-half by the purchaser, then proportionately among multiple sellers and purchasers.

(b)           If a selling or purchasing party requests an appraisal but the other does not and the appraisal requires an adjustment in favor of the party requesting it, the cost shall be borne one-half by all selling Voting Trust Unit Holders and one-half by all purchasing Voting Trust Unit Holders, then proportionately among multiple sellers and purchasers.

(c)           If a selling or purchasing party requests an appraisal but the other does not and the appraisal does not require an adjustment in favor of the party requesting it, then the entire cost of the appraisal will be borne by the party requesting it, or proportionately among multiple parties requesting it.

H.            Closing. Subject to any adjustment pursuant to the provisions of subparagraph 5.G above, consideration payable or deliverable upon a purchase of Units under this Agreement shall be paid or delivered at the closing. The closing shall be on a date (the “closing date”) fixed by the Voting Trustee, and shall be not less than five days nor more than 30 days after expiration of the last period for delivery of a written intention to purchase under subparagraphs 5.D or 5.E above. The closing shall be at the office of the Voting Trustee or at such other location as he or she may designate. Consideration payable upon the exercise of an option resulting from a Bona Fide Offer to Purchase hereunder shall be at the same price and upon the same terms and conditions contained in the Bona Fide Offer to Purchase. Consideration payable upon any other purchase under this Agreement shall be as agreed by the parties prior to closing, or in the absence of agreement, in the form of a note from the purchaser in an amount equal to the purchase price payable in five equal annual installments with the first such payment commencing on the first anniversary of the closing with such note bearing interest at the federal mid-term rate published by the Department of the Treasury (or any successor rate published by the Department of the Treasury used to determine the income and gift tax consequences arising from certain low-interest and interest free loans) for the month in which a closing takes place, compounded semi-annually. Each such note shall contain full rights of prepayment without penalty or premium, and such other terms and conditions as the parties shall determine. The foregoing notwithstanding, if the closing date set by the Voting Trustee falls within that period of time between the close of the Corporation’s fiscal quarter and the date upon which the book value is available or if the appraisal procedure provided in subparagraph 5.G above, has not been completed, then the Voting Trustee may defer the closing, other than in the case of a Bona Fide Offer to Purchase, for not more than 90 days from the closing date initially established by the Voting Trustee. Interest shall be paid by a purchaser to the seller for the period of the deferred closing at the rate established in subparagraph 5.G(2) above.

I.              Withdrawal from Voting Trust at Death. Upon the death of a Voting Trust Unit Holder, Class B Common Shares may be withdrawn from the Voting Trust and the provisions of this Agreement, but only as provided below.

(1)           Upon the written request of the duly authorized representative of the estate of a deceased Voting Trust Unit Holder, the Voting Trustee shall cause the release from this Agreement of shares of stock of the Corporation which have an aggregate fair market value not in excess of the sum of the amounts described in Section 303(a)(1) and (2) of the Internal Revenue Code of 1986 as in effect on the date of this Agreement (the “Section 303 Amount”). For this purpose, the fair market value of the stock of the Corporation shall be its fair market value on the date such shares are released, determined under subparagraph 5.G above.

(2)           Such written request must be accompanied by (a) a duly endorsed Voting Trust Certificate or Certificates representing a number of Units at least equal to the number of shares of stock of the Corporation requested to be released, (b) a calculation, together with supporting documentation satisfactory to the Voting Trustee, of the Section 303 Amount, and (c) documentation satisfactory to the Voting Trustee that the person submitting such request is the duly authorized representative of the estate of such deceased Voting Trust Unit Holder. This request shall be made within the time permitted by law to assess a federal estate tax against the deceased Voting Trust Unit Holder’s estate.

(3)           Upon receipt of the written request referred to in subparagraph 5.I(1) above and the materials referred to in subparagraph 5.I(2) above, the Voting Trustee shall (a) cancel the Voting Trust Certificate or Certificates delivered to him or her, (b) instruct the Corporation to issue to the estate of the deceased Voting Trust Unit Holder a certificate representing the number of Class B Common Shares required to be released under this subparagraph 5.I, and, (c) issue to the estate a new Voting Trust Certificate in a number of Units representing any shares of stock of the Corporation that were not so released.

J.             Lost Certificates. If a Voting Trust Certificate is lost, stolen, mutilated or destroyed, the Depository, in its discretion, may issue a duplicate of such certificate upon receipt of:

(1)           Evidence of such facts satisfactory to it;

(2)           Indemnity satisfactory to it;

(3)           The existing certificate, if mutilated; and

(4)           Its reasonable fees and expenses in connection with the issuance of the new Voting Trust Certificates.

The Depository shall not be required to recognize any Transfer of a Voting Trust Certificate not made in accordance with the provisions hereof, unless the person or entity claiming such ownership shall have produced indicia of title satisfactory to the Voting Trustee and shall, in addition, deposit with the Depository indemnities satisfactory to it.

K.            Miscellaneous Transfer Procedures. The Voting Trust Certificates shall be transferable at the office or agency of the Depository by the registered Voting Trust Unit Holder thereof either in person or by attorney duly authorized, and upon surrender thereof, according to such rules as the Voting Trustee may from time to time establish, and until so transferred the Voting Trustee and the Depository may treat the registered Voting Trust Unit Holder as owner thereof for all purposes whatsoever. New Voting Trust Certificates shall not be deliverable hereunder without the surrender of Voting Trust Certificates representing an equivalent number of Units. The transfer books of the Voting Trustee may, in his discretion, be closed and transfers of Voting Trust Certificates thereon may be suspended from time to time for such reasonable periods as the Voting Trustee may determine. The Voting Trustee may, at any time, appoint a registrar for the Voting Trust Certificates, and may provide that Voting Trust Certificates shall not be valid unless registered with and countersigned by such registrar.

6.             TERMINATION OF VOTING TRUST

A.            Notice of Termination. Upon termination of this Agreement at any time, as hereinafter provided, the Voting Trustee, at such time as it may choose during the period commencing 20 days before and ending 20 days after such termination, shall mail written notice of such termination to the registered owners of the Voting Trust Certificates at the addresses appearing on the transfer books of the Depository. After the date specified in any such notice (which date shall be fixed by the Voting Trustee), the Voting Trust Certificates shall cease to have any effect, and such Voting Trust Unit Holders shall have no further rights under this Agreement other than to receive Class B Common Shares or other property distributable under the terms hereof upon surrender of such Voting Trust Certificates.

B.            Exchange for Stock Certificates. At any time subsequent to 30 days after the termination of this Agreement, but not later than 60 days after such termination, the Voting Trustee may deposit with the Depository stock certificates representing the number of Class B Common Shares represented by the Voting Trust Certificates then outstanding, with authority in writing to the Depository to deliver such stock certificates in exchange for Voting Trust Certificates representing a like number of Class B Common Shares; and upon such deposit all further liability of the Voting Trustee for delivery of such stock certificates and the delivery or payment of dividends due upon surrender of the Voting Trust Certificates shall cease, and the Voting Trustee shall not be required to take any further action hereunder.

7.             DIVIDENDS ON SHARES

A.            Cash and Stock Dividends. From time to time, as they are received by the Voting Trustee, and in any event within 10 days of such receipt by the Voting Trustee, each Voting

Trust Unit Holder shall be entitled to receive payments equal to the cash dividends, if any, received by the Voting Trustee upon a like number of Class B Common Shares as is called for by each such Voting Trust Certificate. If any dividend in respect to the stock deposited with the Voting Trustee is paid, in whole or in part, in Class B Common Shares, the Voting Trustee shall likewise hold, subject to the terms of this Agreement, the certificates for stock which were received by him or her upon such Class B Common Shares and the Voting Trust Unit Holder of each Voting Trust Certificate representing Class B Common Shares upon which such stock dividend has been paid shall be entitled to receive a Voting Trust Certificate issued under this Agreement for a number of Units equivalent to the number of Class B Common Shares received as such dividend with respect to the Units represented by such Voting Trust Certificate. Holders entitled to receive the dividends described above shall be those registered as such on the transfer books of the Voting Trustee at the close of business on the day fixed by the Corporation for the fixing of record to determine those holders of its stock entitled to receive such dividends, or if the Voting Trustee has fixed the date, as hereinafter in this paragraph 7 provided, for the purpose of determining the Voting Trust Unit Holders entitled to receive such payment or distribution, then those registered as such at the close of business on the date so fixed by the Voting Trustee.

B.            Other Dividends. If any dividend or other distribution in respect to the stock held by the Voting Trustee is paid other than in cash or in Class B Common Shares, then the Voting Trustee shall distribute the same among the Voting Trust Unit Holders registered as such at the close of business on the date fixed by the Voting Trustee for taking a record to determine the Voting Trust Unit Holders entitled to receive such distribution. Such distribution shall be made to such Voting Trust Unit Holders proportionately in accordance with the number of Units represented by the respective Voting Trust Certificates.

C.            Record Date. The transfer books of the Voting Trustee may be closed temporarily by the Voting Trustee for a period not exceeding 20 days preceding the date fixed for the payment or distribution of dividends or the distribution of assets or rights, or at any other time in the absolute discretion of the Voting Trustee. In lieu of providing for the closing of the books against the transfer of Voting Trust Certificates, the Voting Trustee may fix a date not exceeding 20 days preceding any date fixed by the Corporation for the payment or distribution of dividends, or for the distribution of assets or rights, as a record date for the determination of the Voting Trust Unit Holders entitled to receive such payment or distribution, and the Voting Trust Unit Holders of record at the close of business on such date shall exclusively be entitled to participate in such payment or distribution.

D.            Optional Distribution of Cash Dividends. In lieu of receiving cash dividends upon the Class B Common Shares and paying the same to the Voting Trust Unit Holders pursuant to the provisions of this Agreement, the Voting Trustee may instruct the Corporation in writing to pay such dividends to the Voting Trust Unit Holders directly. Upon receipt of such written instructions, the Corporation shall pay such dividends directly to the holders of the Voting Trust Certificates. Upon such instructions being given by the Voting Trustee to the Corporation, and until revoked by the Voting Trustee, all liability of the Voting Trustee with respect to such dividends shall cease. The Voting Trustee may at any time revoke such instructions and by written notice to the Corporation direct it to make dividend payments to the Voting Trustee.

8.             SUBSCRIPTIONS TO NEW SHARES OR SECURITIES

If the Corporation offers any of its shares or other securities to its shareholders for subscription, then upon receiving from a Voting Trust Unit Holder, prior to the time limited by the Corporation for subscription of payment, a request to subscribe in his or her behalf, and the money required to pay for a stated amount of such shares or other securities (not in excess of the ratable amount subscribable in respect of the Units represented by such Voting Trust Certificate), the Voting Trustee will make such subscription and payment and, upon receiving from the Corporation the share certificates or other securities so subscribed for, will, if a share of Class B Common Shares held hereunder, issue one or more Voting Trust Certificates in respect thereof to the Voting Trust Unit Holder who shall have made such request and payment, and if other shares and securities will deliver such other Units or securities to the Voting Trust Unit Holders who shall have made such request and payment. The Voting Trustee shall not in any event in respect of any dividend in shares or shares subscribed for be required to deliver certificates representing fractional parts of the share, but may in lieu thereof deliver in respect of such fractional interest fractional script certificates in such form and upon such terms and conditions as the Voting Trustee may determine in its sole discretion.

9.                                       REDEMPTION OR PURCHASE OF SHARES BY CORPORATION; DISSOLUTION OF CORPORATION

A.            Redemption or Purchase by Corporation. If from time to time the Corporation shall redeem, purchase or offer to purchase, or if a Voting Trust Unit Holder should direct the Voting Trustee to offer to sell to the Corporation Class B Common Shares represented by Units issued hereunder subject to the provisions of this Agreement, the procedure hereinafter set forth shall be followed.

(1)           In the event a Voting Trust Unit Holder or his legal representative so requests, the Voting Trustee shall offer to sell to the Corporation some or all of the Class B Common Shares represented by the Voting Trust Certificate of the Holder, in such amounts, at such price and upon such other terms or conditions as the Voting Trust Unit Holder may specify in a writing delivered to the Voting Trustee at the address specified in paragraph 18, as from time to time in effect.

(2)           As to a redemption or offer to purchase by the Corporation, written notice of such redemption or offer to purchase, containing, without limitation, a description of the Class B Common Shares subject to such redemption or offer to purchase, the price, terms and conditions, if any, of such redemption or offer to purchase, and the period of time for which the offer shall remain open shall be given by the Corporation to the Voting Trustee.

(a)           Within five business days of receipt by the Voting Trustee of the written notice referred to above, the Voting Trustee shall send, to the address and in the manner provided in paragraph 18, to each Voting Trust Unit Holder representing Units to which the redemption or offer to purchase pertains, a true copy of such written notice.

(b)           If the written notice involves an offer to purchase Units by the Corporation, the Voting Trust Unit Holder or Holders to whom such notice has been sent shall have 15 business days from the date such notice is deemed given to direct the Voting Trustee to tender Units for purchase, and the Voting Trustee shall be bound by the decision of the Voting Trust Unit Holder as to whether the Units represented by such Voting Trust Certificate or Certificates shall be sold, redeemed, or tendered for purchase.

(3)           In the case of acceptance of the Corporation’s offer to purchase by a Voting Trust Unit Holder, redemption by the Corporation, or of acceptance by the Corporation of an offer to sell from a Voting Trust Unit Holder, each Voting Trust Unit Holder to which such redemption or acceptance applies shall deliver to the Voting Trustee the Voting Trust Certificate or Certificates representing Units to be redeemed or purchased, duly endorsed together with payment of any applicable transfer taxes.

(a)           The Voting Trustee shall receive such Voting Trust Certificate or Certificates and shall hold it or them in escrow. Concurrently:

(i)            The Voting Trustee shall tender to the Corporation the Class B Common Shares to be redeemed or purchased, and shall receive from the Corporation the consideration in the amount and form, and subject to any conditions specified in the notice to redeem or purchase. The consideration shall be held in escrow by the Voting Trustee.

(ii)           The Voting Trustee shall transfer and deliver to each Voting Trust Unit Holder whose Units are being redeemed or purchased the amount of consideration received for and on account of Class B Common Shares represented by such Units, and shall cancel each respective Voting Trust Certificate as to which such distribution has been made.

(b)           Each Voting Trust Certificate as to which Units are acquired by the Corporation shall be canceled, the Units it represents shall be deemed withdrawn from and no longer subject to this Agreement and the former Voting Trust Unit Holders shall have no further rights with regard to such retired Voting Trust Certificates under this Agreement. No such Voting Trust Certificates thus canceled shall be reissued during the term of this Agreement.

B.            Liquidation, Dissolution or Sale. In the event of the dissolution or partial liquidation of the Corporation, whether voluntary or involuntary, or upon the sale of the Class B Common Shares held in this Voting Trust, the Voting Trustee shall receive the monies, securities, rights, or property, to which the holders of Class B Common Shares deposited hereunder are entitled, and shall distribute the same among the registered Voting Trust Unit Holders in proportion to their interests as shown by the books of the Voting Trustee, or the Voting Trustee may, in its discretion, deposit such monies, securities, rights, or property with the Depository with authority and instructions to distribute the same as above provided and upon such deposit all further obligations or liabilities of the Voting Trustee in respect of such monies, securities, rights, or property so deposited shall cease.

10.           REORGANIZATION OF CORPORATION

In the event the Corporation is merged into or consolidated with another corporation, or all or substantially all of the assets of the Corporation are transferred to another corporation in exchange for stock, then in connection with such transfer the term “Corporation” for all purposes of this Agreement shall be taken to include any such successor or resulting corporation, and the Voting Trustee shall receive and hold under this Agreement any stock of such successor corporation received on account of his ownership, as Voting Trustee hereunder, of the stock held hereunder prior to such merger, consolidation, or transfer. Voting Trust Certificates issued and outstanding under this Agreement at the time of such merger, consolidation, or transfer may remain outstanding, or the Voting Trustee may, in its discretion, substitute for such Voting Trust Certificates new voting trust certificates in appropriate form, and the terms “stock” and “Class B Common Shares” as used herein shall be taken to include any stock which may be received by the Voting Trustee in lieu of all or any part of the Class B Common Shares.

11.           RIGHTS AND POWERS OF VOTING TRUSTEE

A.            Powers of Voting Trustee.

(1)           The Voting Trustee shall possess and be entitled, subject to the provisions of this Agreement, in its discretion, to exercise all the rights and powers of an absolute owner of all Class B Common Shares deposited, including the right to receive dividends, payments upon redemption or repurchase, or other corporate distributions upon such Class B Common Shares and the right to vote, consent in writing, or otherwise act with respect to any shareholder action with regard to the Class B Common Shares.

(2)           The foregoing notwithstanding, without prior direction of the Voting Trust Unit Holders given at a meeting called and held in accordance with paragraph 15 of this Agreement, the Voting Trustee shall not have any power or right under this Agreement to vote, consent in writing or otherwise act with respect to: any sale, exchange, hypothecation, conversion to Class A common stock of the Corporation or other disposition of any of the Class B Common Shares held hereunder; any proposed merger or consolidation of the Corporation with any other person or entity or any acquisition of all or substantially all of the assets of any other person or entity; any sale, lease or exchange of all or substantially all of the assets of the Corporation; or the dissolution or liquidation of the Corporation.

B.            Voting and Co-Voting Trustees. The stock held by the Voting Trustee hereunder shall be voted, or proxies appointed as determined by the Voting Trustee or by a majority of Voting Trustees if more than one is acting hereunder. In the event more than one Voting Trustee is acting at any time and a majority cannot agree on the voting of such stock, the Voting Trustee shall vote the stock in the manner provided under the laws of the State of Wisconsin then in effect. In voting the stock held by it hereunder, either in person or by its nominees or proxies, the Voting Trustee shall exercise the Voting Trustee’s best judgment to select suitable directors of the Corporation, and shall otherwise, insofar as one may, as a shareholder of the Corporation, take such part in or action in respect to the management of its affairs as he or she may deem necessary to the end that the Voting Trustee may be advised on the affairs of the Corporation and the management thereof; and in voting upon any matters that may come before him or her at any shareholders meeting and as to which he or she is entitled to vote, the Voting Trustee shall exercise like judgment but he or she shall not be personally responsible with respect to any action taken pursuant to his or her vote so cast in any matter, or committed or omitted to be done under this Agreement, provided that such commission or omission does not amount to willful neglect or misconduct on his or her part, and provided also that the Voting Trustee at all times exercises good faith in such matters.

C.            Legal Proceedings. The Voting Trustee is authorized to become a party to or to prosecute, defend or intervene in any suits or legal proceedings and Voting Trust Unit Holders agree to hold the Voting Trustee harmless from any action or omission by him or her in the premises. No Voting Trustee shall be required to give any bond or other security for the discharge of his or her duties in any jurisdiction. Nothing herein shall operate to prevent or disqualify any party hereto from prosecuting, defending or intervening in suits or legal proceedings in his or her capacity as a shareholder of the Corporation, notwithstanding the fact that legal ownership of such stock resides in the Voting Trustee. To this end, upon the written request of a Voting Trust Unit Holder, the Voting Trustee will take those actions necessary to accomplish the purpose of the foregoing sentence, including but not limited to initiating or defending such proceedings on behalf of the Voting Trust Unit Holder or, granting such proxies or powers of attorney as may be reasonably requested by such Holder. Expenses incurred in implementing those provisions shall be borne by that or those affected Voting Trust Unit Holders.

12.           VOTING TRUSTEE AND THE COMMITTEE

A.            Voting Trustee. As of the Amendment Date, the Voting Trustee is Helen P. Johnson-Leipold. Her term as Voting Trustee is to continue until the earliest of (1) her death, (2) her resignation, (3) her incapacity, or (4) the termination or expiration of her term in accordance with the application of the provisions of subparagraphs 12.B, 12.C(5), 12.F or 12.G below. The appointment and removal of Voting Trustees, however appointed, shall be undertaken by a committee to be called the Successor Trustee Appointment and Removal Committee (the “Committee”), formed and convened as provided below:

(1)           Convening the Committee. The Committee shall be convened as follows:

(a)           For purposes of determining whether to assign an option to purchase pursuant to the power granted in subparagraph 5.D above, the Voting Trustee shall convene the Committee upon written direction of at least 75% of the members of the Committee.

(b)           For any purpose other than assigning an option to purchase, the Committee may be convened by the then acting Voting Trustee or upon written notice, specifying the purpose for which the Committee is to be convened, delivered to the then acting Voting Trustee, or, if none, delivered to the Voting Trust Unit Holders, by or on behalf of any of:

(i)            Voting Trust Unit Holders who are legally competent Descendants of Samuel C. Johnson and who are members of two or more Family Groups, defined in subparagraph 12.A(2)(a) below, or from any member of one Family Group, if there are then two or fewer Family Groups;

(ii)           any legally competent Descendant of Samuel C. Johnson who is a Voting Trust Unit Holder, for the purpose of selecting a successor trustee when a vacancy exists which has not otherwise been filled; or

(iii)          Imogene P. Johnson, if legally competent, otherwise the Non-Family Member described in subparagraph 12.A(2)(e) below, on behalf of the Descendants of Samuel C. Johnson who are Voting Trust Unit Holders for the purpose of selecting a successor Voting Trustee, if in Imogene P. Johnson’s or in such Non-Family Member’s sole judgment the function of the Committee can be better served by having the Committee convened by Imogene P. Johnson or the Non-Family Member rather than by having the Committee convened by such a Descendant.

(c)           Should the acting Voting Trustee refuse or fail to convene the Committee within 15 days after delivery of the written notice referred to above, or should there be no then acting Voting Trustee, then the Committee may be convened by any party who signed the original written notice. The Committee is to be convened as soon as possible, but not later than 21 days after delivery of a written notice referred to above in this subparagraph 12.A(1).

(2)           Members of the Committee. The Committee shall consist of Imogene P. Johnson, if she is living, legally competent and willing to act, and one representative from each Family Group. All representatives of a Family Group shall be determined each time the Committee is convened under the circumstances that then exist. If Imogene P. Johnson cannot or does not act as a member of the Committee, her place on the Committee shall be filled by a member selected in the manner provided in subparagraph 12.A(2)(e) below.

(a)           A “Family Group” shall be created and named for each G5 Person, whether living or deceased. The members of each Family Group shall consist of the G5 Person for whom the Family Group is named and his or her respective Descendants.

(b)           Each Family Group shall be represented on the Committee by the G5 Person for whom the Family Group is named as long as he or she is living, legally competent and willing to act. A G5 Person may name one or more legally competent Descendants of Samuel C. Johnson who are over the age of 30 years to act for any period up to a maximum of five years from the time the named person is directed to act as his or her successor as Family Group representative to act immediately, prospectively or successively, but one at a time, and may specify the term (if less than five years), order or circumstances under which the successor is to serve in a writing filed with the Voting Trust records, or by will. Notwithstanding the foregoing provisions of this subparagraph 12.A(2)(b), if the Committee is to be convened to determine whether to assign an option to purchase Units proposed to be Transferred by a G5 Person, such G5 Person shall be deemed to be deceased for purposes of determining the representative of such G5 Person’s Family Group.

(c)           If a Family Group does not have a representative acting or designated pursuant to subparagraph 12.A(2)(b) above, the Family Group’s representative at that time shall be the person determined as follows:

(i)            If a member of a Family Group then is a director or is a Vice President or more senior officer of the Corporation, then such member, if legally competent, over the age of 30 years and willing to act, shall be the Family Group’s representative on the Committee. If more than one member of the Family Group then is such a director or officer, then the most senior director or officer in terms of title held who is legally competent, over the age of 30 years and willing to act shall represent the Family Group. If two or more members of the Family Group then hold the same title, then the most senior in time in that title who is legally competent, over the age of 30 years and willing to act shall represent the Family Group.

(ii)           If no member of a Family Group then is a director or a Vice President or more senior officer of the Corporation, but a member of that Family Group is then a director or a Vice President or more senior officer of any of the Family Companies, then such member, if legally competent, over the age of 30 years and willing to act, shall be the Family Group’s representative on the Committee. If more than one member of the Family Group then is such a director or officer, then the most senior director or officer in terms of title held who is legally competent, over the age of 30 years and willing to act shall represent the Family Group. If two or more members of the Family Group then hold the same title, then the most senior in time in that title who is legally competent, over the age of 30 years and willing to act shall represent the Family Group. These provisions shall apply even if members of a Family Group with the same title are directors of or are employed by different companies which are successors to the business now being carried on by the Family Companies.

(iii)          If a Family Group does not have a representative acting pursuant to the preceding subparagraphs 12.A(2)(c)(i) or (c)(ii), the Family Group shall select one legally competent member of such Family Group who is over the age of 30 years to represent the Family Group on the Committee. Such selection shall be by majority vote of the legally competent members of the Family Group who are over the age of 30 years. For any Family Group, if at the time the Committee is convened no such vote can be or is taken, or if no majority exists, that Family Group shall have no representative on the Committee.

(d)           Each Family Group shall vote through its representative on the Committee. Imogene P. Johnson and each Family Group representative shall have one vote for all purposes as to which the Committee is to vote.

(e)           If Imogene P. Johnson is unable or unwilling to act as a member of the Committee, her place as a member of the Committee shall be filled by the Non-Family Member. The Non-Family Member shall have a single vote as to any matter in which it is entitled to vote, although it consists of more than one individual, and such vote shall be determined by majority vote of those individuals who constitute the Non-Family Member. The following provisions of this subparagraph shall apply to determine who shall be the constituents of the Non-Family Member:

(i)            Three individuals shall constitute the Non-Family Member from time to time. The individuals who initially shall constitute the “Non-Family Member” shall be Terence S. Malone, Neal R. Nottleson and John M. Schroeder. Each of these individuals who is not incapacitated and who is willing to act at the time the Committee is convened shall act together as the Non-Family Member each time the Committee is convened.

(ii)           If one or more individuals who constitute the Non-Family Member resign, die, become incapacitated, or for any other reason fail or cease to act as a constituent of the Non-Family Member, one or more individuals who are not Descendants of Samuel C. Johnson or spouses of Descendants of Samuel C. Johnson may be appointed as a constituent of the Non-Family Member at any time by a majority of the Family Groups acting at the time the appointment is made. If no majority vote is attained, then Imogene P. Johnson, if then a member of the Committee, otherwise the then remaining acting constituents of the Non-Family Member shall vote to break the deadlock, and the candidate for whom Imogene P. Johnson or such Non-Family Member’s vote is cast shall be deemed to have received a majority of votes cast.

(iii)          The constituents of the Non-Family Member are intended to be one or more persons of good judgment, experienced in business and related affairs, knowledgeable of the Samuel C. Johnson family and of the family’s goals and objectives, including the relationship of the Voting Trust to the business being conducted by the Corporation. The Non-Family Member shall act as an advisor to the Committee. It would be expected that if the representatives of the Family Groups are unable to agree upon a particular course of action, the views and counsel of such Non-Family Member would be given substantial weight by the

Committee.

(iv)          The Non-Family Member shall have no vote except as specifically provided below.

B.            Removal of Voting Trustee. If the Committee is convened to consider the removal of an acting Voting Trustee, the Committee shall function as provided below:

(1)           The Committee may retain counsel or other experts it deems appropriate, and all such costs attributable to such retention shall be proper expenses of the Voting Trust.

(2)           The Committee may seek and review whatever information it deems pertinent. However, it must consider the following areas, if relevant to the evaluation of the Voting Trustee whose removal is being considered:

(a)           performance of the Voting Trustee as a fiduciary including voting of stock and trust distributions;

(b)           any pertinent medical information;

(c)           any threatened, pending, existing or resolved litigation involving the Voting Trustee personally or as Voting Trustee; and

(d)           any pending, existing or resolved criminal or administrative proceeding involving the Voting Trustee personally or as Voting Trustee.

(3)           A vote of a majority of Committee members eligible to vote for removal shall be required to remove an acting Voting Trustee, except that a majority vote to remove a Voting Trustee who is a G5 Person shall be ineffective unless at least one of the following occurs: (i) a G5 Person (who is a Committee member) casts his or her vote with the majority; or (ii) the Non-Family Member consents to the removal. Upon the vote of removal and the delivery to the Voting Trustee of a written notice of removal, the term of a Voting Trustee shall terminate.

C.            Voting Trustee Vacancy. In the event of any vacancy in the office of Voting Trustee, whether as a result of the removal of a Voting Trustee, or because of a Voting Trustee’s resignation, death, incapacity, expiration of term, or otherwise, the Committee convened in the manner provided in subparagraph 12.A above, or if convened for purposes of removing an acting Voting Trustee, such Committee as then constituted, shall fill such vacancy. The following applies to the appointment of a successor Voting Trustee:

(1)           A successor Voting Trustee shall be a Descendant of Samuel C. Johnson so long as one is living, legally competent, over the age of 30 years and willing to serve as successor Voting Trustee. If the Committee determines that there is then no such Descendant, the Committee may appoint as successor Voting Trustee a person who is over the age of 30 years and who is not a Descendant of Samuel C. Johnson, or a corporation, to act subject to the provisions of this Agreement. Except where a shorter term is otherwise provided, the term of any Voting Trustee shall be for a period to end not later than 15 years after the date of his or her appointment.

(2)           An election of a successor Voting Trustee shall be by vote of the Committee as to no more than two candidates. Such candidates shall be those nominated by the Committee members, and each Committee member (but not the Non-Family Member) shall be entitled to nominate one candidate. If nominations by the Committee members produce more than two candidates, and candidates are not withdrawn by the person or persons who nominated them to reduce the candidates to two or less, then the two candidates for election shall be (i) the candidate that received the most votes for nomination, if any, and (ii) such other person or persons selected by the Non-Family Member from among the other candidates nominated.

(3)           A successor Voting Trustee shall be elected by a simple majority vote, except that if any G5 Person is a Committee member, a majority shall be deemed to exist only if a G5 Person votes with the majority, and in the case that a G5 Person is a Committee member but no G5 Person votes with the majority, a stalemate shall occur; (A) if Imogene P. Johnson is then a member of the Committee and a tie or stalemate occurs, then Imogene P. Johnson shall vote to break the tie or stalemate, and the candidate for whom Imogene P. Johnson’s vote is cast shall be deemed to have received a majority of votes cast; (B) if Imogene P. Johnson is not then a member of the Committee and a tie or stalemate occurs, then as to a tie, the side of the tie with the greater number of votes from G5 Persons shall be deemed to be the majority, or if no side has a greater number of votes from G5 Persons, or if a stalemate occurs, then the Non-Family Member shall vote to break the tie or stalemate, and the candidate for whom the Non-Family Member’s vote is cast shall be deemed to have received a majority of votes cast. “Tie” for purposes of this subparagraph means that an equal number of votes are cast for different candidates by Committee members.

(4)           The appointment of a successor Voting Trustee by the Committee shall become effective upon delivery of the written acceptance of such successor Voting Trustee to the Committee. The foregoing notwithstanding, no appointment of a successor Voting Trustee shall be final until such appointment has been approved by applicable federal and state regulatory agencies.

(5)           If the Committee fails to convene to select a successor Voting Trustee at the end of any 15 year term, and if such failure continues for a period of 30 days following the expiration of any such 15 year term, the tenure of any successor Voting Trustee acting hereunder shall automatically continue for an additional five year period without the requirement of an additional acceptance by the successor Voting Trustee.

(6)           In selecting a successor Voting Trustee, the Committee shall review and evaluate those factors it deems necessary to reach a decision which reflects the interests of the Unit Holders of this Voting Trust and of the Descendants of Samuel C. Johnson, and which will protect, strengthen and continue the relationship between those individuals and the principal family business now carried on under the name of the Corporation. In addition to the other factors the Committee deems important, it shall also consider as to a candidate for successor Voting Trustee:

(a)           demonstrated business accomplishments;

(b)           demonstrated leadership abilities;

(c)           demonstrated sound judgment;

(d)           knowledge of the business or businesses of the Corporation;

(e)           personal achievements of a civic, philanthropic or political nature;

(f)            working relationship with Descendants of Samuel C. Johnson; and

(g)           willingness to assume the duties and responsibilities of successor Voting Trustee.

(7)           No successor Voting Trustee appointed or acting pursuant to this paragraph 12 shall be responsible for the acts of his or her predecessor.

D.            Assignment of Option to Purchase. If the Committee is convened to consider the assignment of an option to purchase Units proposed to be Transferred, the Committee shall function as follows.

(1)           The Committee may retain counsel or other experts it deems appropriate, and all such costs attributable to such retention shall be proper expenses of the Voting Trust.

(2)           The Committee may seek and review whatever information it deems pertinent.

(3)           A vote of at least 75% of Committee members eligible to vote shall be required to assign an option to purchase Units proposed to be Transferred, except that such a majority shall be deemed to exist only if each G5 Person who is then a member of the Committee votes with the majority.

(4)           For purposes of assigning options to purchase, the Non-Family Member shall not be a member of the Committee and shall have no vote.

E.             Family Business Assets. Despite any other powers granted to a successor Voting Trustee hereunder, as to any successor Voting Trustee appointed pursuant to the provisions of this Agreement, unless such action is approved in advance by a majority of Committee members, no Family Business Asset held by the Corporation may be sold, exchanged or transferred, and shares of stock that are a Family Business Asset held by the Voting Trust shall not be voted for any sale of assets outside of the ordinary course of business, or for any merger or other business combination. (The Non-Family Member shall have no vote for this purpose.)  For purposes of this subparagraph 12.E, if any G5 Person is a Committee member, a majority shall be deemed to exist only if a G5 Person votes with the majority. “Family Business Asset” means common stock, preferred stock or indebtedness of the Family Companies. “Family Companies” means collectively S. C. Johnson & Son, Inc., Commercial Markets Holdco, Inc., Johnson Financial Group, Inc., Johnson Outdoors Inc., any successor to the business or assets of any of the foregoing and any holding company, limited partnership or limited liability company, more than 50% of the assets of which are shares of stock in or indebtedness in any one or more of the foregoing. Any reference in this Agreement to a particular one of the Family Companies named in this subparagraph 12.E shall refer to any successor to that Family Company that holds that Family Company’s core business.

F.             Ceasing to Act as Voting Trustee. Notwithstanding any other provisions hereof, anyone acting as a Voting Trustee appointed or designated under the provisions of this Agreement, other than Imogene P. Johnson, shall upon reaching the age of 75 years, cease to act as Voting Trustee and the Committee shall convene to appoint a successor at that time, and if the same person is reappointed as successor Voting Trustee or any other person who is over the age of 75 years is appointed as successor Voting Trustee, the appointment shall be for a one year term and the Committee shall convene to appoint a successor at the end of each such term. If the Committee fails to convene to select a successor Voting Trustee at the end of any one year term, and if such failure continues for a period of 30 days following the expiration of any such one year term, the tenure of any successor Voting Trustee acting hereunder shall automatically continue for an additional one year period without the requirement of an additional acceptance by the successor Voting Trustee.

G.            Incompetency. For purposes of this Agreement, a person who is required to be legally competent to act hereunder shall be presumed to be legally competent once he or she has reached age 18 and shall be considered to have ceased or failed to be legally competent when (i) there has been a formal adjudication of incompetency or equivalent finding, or (ii) a guardian or conservator has been appointed for such person, or (iii) the person lacks the physical or mental capacity to manage his or her financial affairs. The procedure set forth in this subparagraph 12.G shall be followed when an issue arises as to the physical or mental capacity of a person (“such questioned person”, defined below) and there has not been a formal adjudication of incompetency or equivalent finding, nor has a guardian or conservator been appointed for such questioned person. “Such questioned person” for all purposes of this Agreement means any Committee member or prospective Committee member, any constituent of the Non-Family Member and any acting Voting Trustee of this Voting Trust, as to whom a question arises hereunder regarding his or her physical or mental capacity, including a decision as to whether a successor Voting Trustee should be appointed because of the incapacity of such questioned person.

(1)           The Committee shall be convened as provided in subparagraph 12.A above.

(2)           The Committee shall determine by majority vote of Committee members eligible to vote (excluding for this purpose the Non-Family Member and such questioned person, if then eligible to act as a Committee member) whether or not circumstances exist which warrant a formal medical review of the physical or mental condition or capacity of such questioned person.

(3)           If there is a majority vote to proceed with a formal medical review referred to above, then the Committee shall select a group of three examining physicians. If a physician shall have examined such questioned person within 18 months preceding the date the Committee is convened pursuant to subparagraph 12.A above, then the most recent such physician to have examined such questioned person who is willing to act as such shall be an examining physician. The remaining examining physicians shall be physicians employed by the Mayo Foundation of Rochester, Minnesota and selected under the supervision of its Board of Governors. At least one of the examining physicians shall be a psychiatrist.

(4)           Each examining physician shall examine such questioned person. With such questioned person’s prior written authorization to release resulting medical information to the Committee, each examining physician shall provide a written opinion to the Committee stating whether, in such examining physician’s professional opinion such questioned person is incapable or impaired from functioning as Voting Trustee or successor Voting Trustee of the Voting Trust, or to act as a Committee member under the provisions of this Agreement and if so, the nature of such incapacity or impairment. In addition, the examining physicians shall describe any addictive condition, any psychological or psychiatric impairment, and any neurological or other condition which such questioned person has and which may affect such questioned person’s actions as Voting Trustee, successor Voting Trustee, Committee member or prospective Committee member. For the guidance of the examining physicians, the duties of Voting Trustee or successor Voting Trustee of the Voting Trust require an ability to: understand the business being conducted by the Corporation; vote the Class B Common Shares held by the Voting Trust in the election of directors, or otherwise; make investment decisions regarding sale or retention of assets held in the Voting Trust; and otherwise exercise the responsibilities and duties of a Voting Trustee. The duties of a Committee member include maintaining an on-going awareness of the activities of an acting Voting Trustee, participation in any decisions as to whether an acting Voting Trustee should be removed and participation in the selection of a successor Voting Trustee whenever a vacancy the office of Voting Trustee occurs.

(5)           The Committee shall review the written professional opinions of the examining physicians and determine, by majority vote of Committee members eligible to vote (excluding for this purpose the Non-Family Member and such questioned person, if then eligible to serve as a Committee member) whether (1) action with regard to such questioned person is advisable including but not limited to determining whether to remove an acting Voting Trustee and to appoint a successor Voting Trustee, or (2) the questioned person lacks the physical or mental capacity to manage his or her financial affairs. The decisions of the Committee in these regards shall be binding upon all interested persons.

(6)           To facilitate the implementation of this subparagraph 12.G, any person acting as a Voting Trustee or as a successor Voting Trustee of the Voting Trust shall endeavor to have a thorough medical evaluation at least once every 18 months. Failure of any person to have such a medical evaluation shall not, however, by itself, be the basis for requiring an examination by the examining physicians.

(7)           Failure of a questioned person within three months from the time a request is made by the Committee to be examined by the examining physicians, or to execute a written authorization of release of medical information from the examination to the Committee, may be considered by the Committee as a basis for concluding that such questioned person is incapacitated.

(8)           The provisions of this subparagraph 12.G are intended to provide a procedure for the Committee to follow in the event a question regarding physical or mental capacity arises, and are not intended to reduce or otherwise affect the absolute power of the Committee to remove a successor Voting Trustee with or without cause as provided in subparagraph 12.B above.

(9)           Members of the Committee and each person acting as a Voting Trustee or successor Voting Trustee of this Voting Trust, on behalf of themselves and their respective successors in interest, shall be deemed to agree, as an inducement to obtain the participation of an examining physician, to indemnify and hold harmless each such examining physician and such examining physician’s employers, agents, assigns and successors in interest from any civil liability arising from the performance of the duties of an examining physician hereunder, to the extent any such civil liability does not arise from such examining physician’s gross negligence or willful misconduct.

H.            Extended Vacancy. If a vacancy has not been otherwise filled within 60 days from the date the vacancy occurs, the powers of the Voting Trustee shall be exercised by the Committee until such vacancy has been filled.

I.              Successor Voting Trustees. The rights, powers and privileges of the initial Voting Trustee named hereunder shall extend to and be exercised by any successor Voting Trustee, with the same effect as if such successor or successors had originally been a party to this Agreement. The word “Trustee”, as used in this Agreement, means the Voting Trustee or any successor Voting Trustee acting hereunder, and shall include both the singular and the plural number. The words “he”, “him” and “his” as used in this Agreement in reference to the Voting Trustee means “they”, “them” and “their” respectively, when more than one Voting Trustee is acting hereunder, or “she”, “her”, or “hers”, respectively, if the Voting Trustee is female. Unless otherwise provided, whenever more than two voting trustees are acting hereunder, or when the Committee is acting or voting, decisions shall be made by a majority of the Voting Trustees or of the Committee then acting.

J.             Compensation. The Voting Trustee is not to receive any compensation for his or her services hereunder. The Voting Trustee may employ counsel and obtain such other assistance as may be necessary or convenient in the performance of his or her functions. The Voting Trustee shall be reimbursed and indemnified by the Voting Trust Unit Holders from and against any and all claims, expenses and liabilities incurred by him or her, or asserted against him or her, in connection with or growing out of this Agreement or the discharge of his or her duties hereunder, other than in connection with the gross negligence or willful misconduct of the Voting Trustee. Any such claims, expenses or liabilities shall be charged to the Voting Trust Unit Holders pro rata, and may be deducted from the dividends or other distributions to them.

K.            Indemnification. The Voting Trust Unit Holders agree to indemnify the Voting Trustee and hold him or her harmless of and from any liability for actions taken and determinations made under this Agreement in good faith.

L.             Trade or Business. Under no circumstances shall the Voting Trustee have any power or authority to engage in any trade or business or in any other activity not specifically contemplated herein.

M.           Arbitration. Any dispute or disagreement which cannot be resolved under the provisions of this paragraph 12 shall be resolved by arbitration pursuant to the commercial rules of arbitration of the American Arbitration Association in effect in Milwaukee, Wisconsin at the time such matter is submitted for arbitration.

N.            Severability. Each paragraph and each subparagraph of this paragraph 12 shall be severable from each other and if any provision hereof shall be declared invalid, it shall not affect the other provisions hereof, or their application, provided they can be given effect without the invalid provision.

13.           TERM

This Agreement shall continue in effect for the maximum period of time permitted by the laws of the State of Wisconsin from time to time in effect, but shall terminate upon the happening of the earliest of any of the following events:

(1)           Sale of all of the shares of the Corporation held hereunder;

(2)           Dissolution of the Corporation;

(3)           The execution and acknowledgement or authentication (as deeds for the conveyance of real estate are required to be acknowledged or authenticated under the laws of the State of Wisconsin then in effect) by the Voting Trustee hereunder of a Deed of Termination, duly filed in the office of the Corporation in Racine, Wisconsin, and with the Depository at its office of record; or

(4)           The execution and acknowledgement or authentication (as deeds for the conveyance of real estate are required to be acknowledged or authenticated under the laws of the State of Wisconsin then in effect) of a Deed of Termination by the registered Holders of at least seventy-five percent (75%) of the Units represented by Voting Trust Certificates issued under this Agreement, duly filed in the principal office of the Corporation in Racine, Wisconsin, and with the office of the Depository at its office of record.

14.           SUCCESSOR DEPOSITORY

The Depository may at any time resign its duties, trusts and powers hereunder by giving 10 days written notice thereof to the Voting Trustee, and the Depository may at any time be removed by a written instrument signed by the Voting Trustee and delivered to the Depository, to become effective 10 days after such delivery. In case of a vacancy in the position of

Depository, the Voting Trustee then in office may designate as a successor some other firm (defined for this purpose to include a corporation, general partnership or limited partnership) maintaining one or more offices in the State of Wisconsin by an instrument in writing signed by him or her and delivered to such successor Depository, which successor shall thereupon have the same duties and responsibilities, and be entitled to all the rights, authorities, and powers hereby conferred on the above named Depository. The Depository so resigning or so removed shall thereupon promptly transfer and deliver to such successor the share certificates then held by it hereunder, together with all books and records relating thereto.

15.           MEETINGS OF VOTING TRUST UNIT HOLDERS

In the event that the Voting Trustee desires to ascertain the views of the Voting Trust Unit Holders of record with respect to any action done or proposed to be done by him or her and as to which he or she has voting power, or if the Corporation so requests, or upon any other question or purpose provided by the provisions of this Agreement, the Voting Trustee shall for such purpose call a meeting of such Voting Trust Unit Holders to be held at the principal offices of the Corporation in the State of Wisconsin, or at such other place as the Voting Trustee may designate. Such call shall set forth the time, place, and purpose of the meeting and notice thereof shall be mailed at least 60 days before the date of such meeting to each Voting Trust Unit Holder of record outstanding hereunder, who may waive such notice in writing. At such meeting every Voting Trust Unit Holder of record hereunder shall have one vote for each Unit represented by Voting Trust Certificates standing in his name, and may vote in person or by proxy. If, at any such meeting the Voting Trust Unit Holders of record representing seventy-five percent (75%) in amount of the Units then outstanding shall affirmatively concur in any expression or view, or otherwise with regard to any matter or thing mentioned in the call of such meeting, such expression may conclusively and for all purposes be deemed by the Voting Trustee to be that of all Voting Trust Unit Holders outstanding hereunder. Each and every Voting Trust Unit Holder of record outstanding hereunder agrees for himself, his successors, and assigns to accept and be bound by such determination of the Voting Trust Unit Holders representing seventy-five percent (75%) in amount of the Units then outstanding under this Agreement. The results of such a meeting shall be advisory in nature unless otherwise specifically provided in this Agreement. No action of any such meeting shall alter or modify the express provisions of this Agreement, or in any way limit the powers and discretions of the Voting Trustee defined by this Agreement, unless such action is also in accordance with the provisions of paragraph 19 of this Agreement. In lieu of a meeting as provided above, Voting Trust Unit Holders may take any action otherwise permissible under this paragraph 15 by unanimous written consent.

16.           VOTING TRUSTEE AS SHAREHOLDER

The Voting Trustee herein appointed, and his or her successors, may be parties to this Agreement as a shareholder of the Corporation and to the extent of the shares deposited by him or her, he or she shall be entitled in all respects to the same rights and benefits as other Voting Trust Unit Holders.

17.           FUNCTION AND LIABILITY OF DEPOSITORY

The Depository from time to time acting hereunder is hereby appointed the agent and depository of the Voting Trustee, to receive and hold as his or her custodian certificates for Class B Common Shares at any time delivered to the Voting Trustee hereunder, and to execute and issue Voting Trust Certificates in the name of the Voting Trustee, and to transfer the same, and to the effect the exchange of certificates of Class B Common Shares for Voting Trust Certificates as and when herein provided, and the Voting Trustee may appoint such Depository, with its consent, as his or her proxy or agent to perform any other of his or her functions hereunder. The Depository assumes no responsibility for the acts of the Voting Trustee. The Depository shall not be required to defend any suit, take any action, or incur any expense or liability hereunder unless requested in writing by the holders of a majority in amount of the Units issued and outstanding under this Agreement, or by the Voting Trustee, and is to be indemnified to its satisfaction. The Depository shall be fully protected in all cases in acting upon the written direction or with the written approval of the Voting Trustee, except as otherwise herein expressly provided, and shall in no case be liable for any act or omission except only for its own willful misconduct.

18.           NOTICE

A.            Notice to Voting Trust Unit Holders or Other Individuals. Unless otherwise provided, any notice to or communication with Voting Trust Unit Holders or other individuals hereunder may be delivered by hand, United States mail, overnight delivery or facsimile as described below and shall be deemed to be sufficiently given or made upon the earliest of (a) delivery thereof if by hand, (b) on the third business day after deposit if sent by the United States mails (registered or certified mail, postage prepaid, return receipt requested), (c) on the second business day after deposit if sent by a recognized overnight delivery service, or (d) upon transmission if sent by facsimile (with request of assurance of receipt in a manner customary for communication of such type). The addresses of the Voting Trust Unit Holders, as shown on the transfer books of the Voting Trustee, shall in all cases be deemed to be the addresses of Voting Trust Unit Holders for all purposes under this Agreement, without regard to what other or different addresses the Voting Trustee may have for any Voting Trust Unit Holder on any other books or records of the Voting Trustee.

B.            Notice to the Voting Trustee. Unless otherwise provided, any notice to or communication with the Voting Trustee hereunder may be delivered by hand, United States mail, overnight delivery or facsimile as described below and shall be deemed to be sufficiently given or made upon the earliest of (a) delivery thereof if by hand, (b) on the third business day after deposit if sent by the United States mails (registered or certified mail, postage prepaid, return receipt requested), (c) on the second business day after deposit if sent by a recognized overnight delivery service, or (d) upon transmission if sent by facsimile (with request of assurance of receipt in a manner customary for communication of such type). Any notice to the Voting Trustee shall be addressed to it at such address as may from time to time be furnished in writing to the Corporation by the Voting Trustee, and if no such address has been so furnished by the Voting Trustee, then to the Voting Trustee in care of the Corporation.

C.            Notice to the Corporation. Any notice to or communication with the Corporation hereunder may be delivered by hand, United States mail, overnight delivery or facsimile as described below and shall be deemed to be sufficiently given or made upon the earliest of (a)

delivery thereof if by hand, (b) on the third business day after deposit if sent by the United States mails (registered or certified mail, postage prepaid, return receipt requested), (c) on the second business day after deposit if sent by a recognized overnight delivery service, or (d) upon transmission if sent by facsimile (with request of assurance of receipt in a manner customary for communication of such type). Any notice to the Corporation shall be addressed as follows:  Johnson Outdoors Inc., 555 Main Street, Racine, Wisconsin 53403, or to such other address as the Corporation may designate by notice given in writing to the Voting Trustee.

D.            Notice to the Depository. Any notice to or communication with the Depository hereunder may be delivered by hand, United States mail, overnight delivery or facsimile as described below and shall be deemed to be sufficiently given or made upon the earliest of (a) delivery thereof if by hand, (b) on the third business day after deposit if sent by the United States mails (registered or certified mail, postage prepaid, return receipt requested), (c) on the second business day after deposit if sent by a recognized overnight delivery service, or (d) upon transmission if sent by facsimile (with request of assurance of receipt in a manner customary for communication of such type). Any notice to the Depository shall be addressed to the Depository at 555 Main Street, Racine, Wisconsin 53403, or such other address as may from time to time be furnished by the Depository in writing to the Corporation and to the Voting Trustee, and if no such address has been so furnished by the Depository, then to the Depository in care of the Voting Trustee.

E.             Distributions to Voting Trust Unit Holders. All distributions of cash, securities, or other property hereunder by the Voting Trustee or by the Depository to the Voting Trust Unit Holders may be made, in the discretion of the Voting Trustee or Depository, in the same manner as hereinabove provided for the giving of notice to the Voting Trust Unit Holders.

19.           AMENDMENT

A.            Amendment Generally. This subparagraph 19.A shall apply to the amendment of any provision of this Agreement other than paragraph 12 or this paragraph 19. If at any time the Voting Trustee shall deem it advisable to amend the provisions of this Agreement, or if a written proposed amendment is delivered to the Voting Trustee by any Voting Trust Unit Holder hereunder, the Voting Trustee shall submit such amendment to the Holders of the then outstanding Voting Trust Units for their approval, at a special meeting of such Holders which shall be called for that purpose. Notice of the time and place of such special meeting shall be given by the Voting Trustee at the time and in the manner provided in paragraphs 15 and 18, and such notice shall contain a copy of the proposed amendment. If at such special meeting, or at any adjournment thereof, the proposed amendment shall be approved by the affirmative vote of the Voting Trust Unit Holders representing seventy-five percent (75%) of the Units then outstanding, a certificate to that effect, duly verified under oath by the chairman and secretary of such meeting, shall be made and filed in the office of the Corporation in Racine, Wisconsin, and with the Depository at its office of record, and thereupon the proposed amendment of this Agreement so approved shall become a part of this Agreement as if originally incorporated herein.

B.            Amendment of Voting Trustee, Committee or Amendment Provisions. This subparagraph 19.B shall apply to the amendment of paragraph 12 or this paragraph 19.

Paragraph 12 or paragraph 19 may be amended by the procedure described in subparagraph 19.A except that the proposed amendment to either paragraph shall not take effect unless it is approved by the affirmative vote of the Voting Trust Unit Holders representing 25% of the Units then outstanding (rather than 75%) and further unless the Committee consents to the amendment, which consent shall be subject to the following provisions of this subparagraph 19.B. The Committee may consent to the amendment of any provision of paragraph 12 or 19, but only by vote of three or more of the Committee members then eligible to act. The Committee may not consent to an amendment of either paragraph 12 or 19 pursuant to this subparagraph 19.B at any time that there are less than three members of the Committee who may vote, and if at any time there are less than three members of the Committee, solely for this purpose the Non-Family Member shall be treated as a member of the Committee with one vote. Notwithstanding the foregoing, a vote to consent to amend any provision of paragraph 12 or 19 shall be ineffective if a G5 Person is a Committee member unless at least one of the following occurs: (a) a G5 Person casts one of the three votes to consent to amend; or (b) the Non-Family Member votes to consent to the amendment.

20.           BENEFIT

This Agreement shall be binding upon the parties hereto and all certificate holders and their respective heirs, executors, administrators, successors and assigns.

21.           GOVERNING LAW

This Agreement shall be governed by the laws of the State of Wisconsin and its provisions shall be construed in accordance with the laws of such State from time to time in effect.

22.           EXECUTION

This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute one and the same instrument. One of such counterparts shall be kept at the office of the Depository, and one at the office of the Secretary of the Corporation, each of which shall be available for inspection by any Voting Trust Unit Holder.

*                              *                              *

IN WITNESS WHEREOF, the undersigned parties have caused this amendment and restatement to be executed and filed with the trust records as of the date first above written.

/s/ Helen P. Johnson-Leipold
Helen P. Johnson-Leipold, Voting Trustee

JOHNSON OUTDOORS INC.

By:	/s/ Alisa Swire
	Name:	Alisa Swire
	Title:	Vice President, Business Development and Legal Affairs

JOHNSON KELAND MANAGEMENT, INC.

By:	/s/ Jane M. Hutterly
Jane M. Hutterly, President

/s/ Helen P. Johnson-Leipold
Helen Johnson-Leipold, as trustee of the Samuel C.
Johnson Family Trust dated December 23, 1986

JWA CONSOLIDATED, INC.

By:	/s/ Imogene P. Johnson
Imogene P. Johnson, President

/s/ Imogene P. Johnson
Imogene P. Johnson, as trustee of the Herbert F.
Johnson Family Trust

/s/ S. Curtis Johnson
S. Curtis Johnson, as trustee of the H. F. Johnson
Foundation Trust #1 f/b/o Samuel C. Johnson, et al,
dated January 1, 1965

/s/ H. Fisk Johnson
H. Fisk Johnson, as trustee of the Appointive
Distributing Trust A u/a Samuel C. Johnson 1988
Trust Number One

JOHNSON BANK, as Trustee of the Helen Johnson-
Leipold Trust dated January 9, 1975

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as trustee of the
Helen Johnson-Leipold Third Party Gift and
Inheritance Trust dated December 22, 1999

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as Trustee of the H. Fisk
Johnson Trust dated May 25, 1976

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as trustee of the
H. Fisk Johnson Third Party Gift and
Inheritance Trust dated December 22, 1999

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as Trustee of the Winifred
Conrad Johnson Trust dated July 8, 1977

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as trustee of the
Winifred J. Marquart Third Party Gift and
Inheritance Trust dated December 22, 1999

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as Trustee of the
Isabelle Clare Marquart TUA with Winifred J.
Marquart & Michael D. Marquart dated
August 21, 1991

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as Trustee of the Samantha Gene
Marquart 2005 Trust dated August 22, 2005

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as Trustee of the Michael Dale
Marquart, II 2004 Trust dated July 29, 2004

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as Trustee of the Odinn Rayde
Johnson 1995 Trust dated May 24, 1995

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as Trustee of the Olivia Skye
Johnson 1996 Trust dated August 15, 1996

By:	/s/ Brian L. Lucareli
Brian L. Lucareli, Senior Vice President

JOHNSON BANK, as Depository

By:	/s/ Brian L. Lucareli
Name:	Brian L. Lucareli
Title:	Senior Vice President, Assistant Secretary

EXHIBIT A

(FORM OF VOTING TRUST CERTIFICATE)

THIS VOTING TRUST CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

THIS VOTING TRUST CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING RESTRICTIONS ON TRANSFERABILITY, OF THE VOTING TRUST AGREEMENT DATED AS OF DECEMBER 30, 1993 BY AND AMONG THE OWNERS OF CERTAIN CLASS B COMMON SHARES OF JOHNSON OUTDOORS INC. (f/k/a JOHNSON WORLDWIDE ASSOCIATES, INC.), THE VOTING TRUSTEE, THE VOTING TRUST UNIT HOLDERS, AND JOHNSON BANK, AS DEPOSITORY, AS AMENDED AND RESTATED ON DECEMBER 10, 2007 AND AS FURTHER AMENDED OR RESTATED FROM TIME TO TIME. BY ACCEPTING THIS VOTING TRUST CERTIFICATE, THE HOLDER AGREES TO BE BOUND BY SUCH VOTING TRUST AGREEMENT.

Number	Units of Beneficial Interest

Johnson Outdoors Inc.

Voting Trust Certificate

This is to certify that, as hereinafter provided, upon the termination of the Voting Trust Agreement dated as of December 30, 1993 by and among the owners of certain Class B common stock (as defined below), the Voting Trustee (as defined in the Agreement), the Voting Trust Unitholders, and Johnson Bank, as Depository, as amended and restated on December 10, 2007, and as amended or restated from time to time (the “Agreement”), as provided in such Agreement, upon surrender of this Certificate and upon payment, if the Voting Trustee shall so require, of the amount of any transfer tax or other charge in connection with such delivery, the holder hereof will be entitled to receive a certificate or certificates for shares of Class B common stock of Johnson Outdoors Inc. (f/k/a Johnson Worldwide Associates, Inc.)(the “Corporation”), with a par value of $0.05 per share (or if such shares shall be changed to shares with a different par value then to a proportionate number of such shares with such different par value), corresponding in number to the number of Units of Beneficial Interest in this Voting Trust (“Units”) indicated on this Certificate, and in the meantime to receive payments equal to the cash dividends, if any, collected by the Voting Trustee under the Agreement hereinafter mentioned, and in the case of dividends paid other than in cash to receive delivery in kind of a portion of such dividends collected by the Voting Trustee, in respect of such like number of shares provided that such dividends, if received by the Voting Trustee in capital stock of the Corporation, shall be payable in Voting Trust Certificates. Until delivery of such share certificates, the Voting Trustee shall possess, and be entitled in his discretion to exercise all the rights and powers of every kind and character of an absolute owner of such shares. The foregoing notwithstanding, without prior direction of the Voting Trust Unit Holders given at a meeting called and held in accordance with paragraph 15 of the Agreement, the Voting Trustee shall not have any power or right under the Agreement to sell, exchange, hypothecate, convert to Class A common stock of the Corporation or otherwise dispose of any

Class B common stock of the Corporation held under the Agreement; to vote, consent in writing or otherwise act with respect to any proposed merger or consolidation of the corporation with another person or entity, or any acquisition of all or substantially all the assets of any other person or entity; to vote with respect to any sale, lease or exchange of all or substantially all of the assets of the Corporation; or to vote for the dissolution or liquidation of the Corporation.

This Certificate is issued pursuant to, and the rights of Holders hereof are subject to all the terms and conditions, including restrictions on transferability, of the Agreement, a copy of which may be obtained from the President of Johnson Keland Management, Inc., 555 Main Street, Suite 500, Racine, Wisconsin 53403. Without limiting the foregoing, the Units represented hereunder may not be Transferred (other than to certain Permitted Transferees as defined in the Agreement) without the holder thereof first giving an option to purchase such Units to his or her family (as defined in the Agreement) then to the other family (as defined in the Agreement) upon the same price and terms as contained in a Bona Fide Offer to Purchase, or at the fair market value of any Unit (as defined in the Agreement).

Unless this Voting Trust is sooner terminated as provided in the Agreement or by law, no share certificates shall be due or deliverable under the Agreement, unless so authorized by the vote or consent in writing of Holders of Voting Trust Units representing seventy-five percent (75%) of the Units outstanding hereunder, upon the death of a Voting Trust Unit Holder to pay certain death taxes and administration expenses, or upon failure to exercise certain options to purchase, all as more fully set forth in the Agreement.

This Certificate is transferable at the office or agency of the Depository at the time acting under the Agreement, by the registered Holder thereof, either in person or by attorney duly authorized, and on surrender hereof, according to such rules as the Voting Trustee may establish, and until so transferred the Voting Trustee and the Depository may treat the registered Holder as owner hereof for all purposes whatsoever.

This Certificate is not valid unless signed on behalf of the undersigned Voting Trustee by the Depository.

*              *              *

IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed in its name by the Depository, its duly authorized agent for that purpose this           day of             , 20     .

VOTING TRUSTEE:

Voting Trustee

DEPOSITORY:

JOHNSON BANK

By:
As Its: